Media Release

Telstra

3 October 2003 300/2003

Telstra announces off-market share Buy-Back

Telstra Corporation today announced details of its plan to invite all shareholders to participate in the share Buy-Back program foreshadowed with the Company's full year results announcement.

The Company is targeting to purchase between $800 million and $1,000 million of its own shares through an off-market tender process.

Telstra Chief Executive Officer, Dr Ziggy Switkowski, said the Buy-Back was an outcome of the Company's ongoing capital management program.

"The Buy-Back is a conservative and appropriate response to the strength of the Company's cash flows, balance sheet and disciplined capital expenditure program," Dr Switkowski said.

"Telstra's strong cash flows and robust balance sheet ensures the Buy-Back will not impact on our ability to maintain foreseeable capital investment, undertake appropriate acquisitions or fund other growth initiatives," he said.

Under the tender process, all eligible shareholders will be able to tender any number of their shares to Telstra at specified prices from $4.20 to $5.40, or as a Final Price Tender. The top of the range represents a 11.8% premium and the bottom of the range a 13.0% discount to the closing price on 2 October 2003.

"The Final Price Tender option allows shareholders to elect to receive the final Buy-Back Price, whatever it is determined to be. Final Price Tenders are designed to make the tender process easier for retail shareholders," Dr Switkowski said.

All shareholders who successfully participate in the Buy-Back will receive a fixed capital amount of $1.50 per share, and the balance of the Buy-Back Price will be a fully franked dividend.

Dr Switkowski said that the Buy-Back had been structured to ensure a fair and beneficial outcome for all shareholders, who will have complete flexibility in determining the extent of any participation in the Buy-Back process.

"For those tendering their shares, the final Buy-Back Price will include a fully franked dividend component of between $2.70 and $3.90 per share," Dr Switkowski said.

For shareholders who decide to retain their holdings, the Buy-Back is expected to increase earnings per share and return on equity through the overall reduction in capital.

…/-

"We have also carefully considered how the Buy-Back may impact our smaller shareholders. Any shareholder who tenders all of their shares at or below the Buy-Back Price or as a Final Price Tender and who would be left with 400 or less shares as a result of any scale back will have all of their shares bought back," he said.

Under the off-market tendering process, Telstra will buy all the shares tendered by shareholders who elect to receive the final Buy-Back Price or who tender their shares at a price equal to or below the final Buy-Back Price, subject to any required scale-back. All shares that are accepted by Telstra will be bought back at the final Buy-Back Price, even if they are tendered below that price. Telstra will not buy any of the shares tendered by shareholders at a price above the final Buy-Back Price.

Shareholders should note that the Buy-Back may have different consequences for each shareholder, depending on their original purchase price and individual tax situation.

The Buy-Back will be funded from liquid assets and short term funding facilities. Gearing and interest cover will remain within Telstra's preferred financial parameters. Telstra's interest cover ratio will remain well above the Company's internal minimum target of 10 times after the Buy-Back.

Telstra's 1.8 million shareholders should start to receive a Buy-Back booklet outlining all the relevant details of the Buy-Back from 23 October 2003. The Buy-Back timetable is outlined below.

Off Market Buy-Back Tender Timetable

Event	Date
Shares quoted ex-entitlement to participate in the Buy-Back on the ASX. (Shares acquired on the ASX on or after this date will not receive an entitlement to participate in the Buy-Back)	13 Oct
Determination of shareholders entitled to participate in the Buy-Back (Buy-Back record date)	17 Oct
Shares quoted ex-entitlement to participate in the Buy-Back on the NZX	20 Oct
Telstra First Quarter Market Update	21 Oct
Mailing of Buy-Back booklet to shareholders commences	23 Oct
Complete mailing of Buy-Back booklet	31 Oct
Buy-Back tender period opens	03 Nov
Telstra AGM	14 Nov
Buy-Back tender period closes. Tenders must be received by the Telstra Share Registry no later than 7pm in Australia or New Zealand on 21 November	21 Nov
Announcement of Buy-Back Price and any required scale back no later than	25 Nov
Payment commences to successful participants	01 Dec
Mail-out of cheques and notices completed	12 Dec

Telstra has appointed UBS as financial adviser on the Buy-Back, and UBS, Macquarie and Goldman Sachs JB Were as brokers to the Buy-Back.

Shareholders on the Australian register may call the Telstra Buy-Back enquiry line on 1300 305 385 (within Australia) or +61 3 9615 9199 (outside Australia). Shareholders on the New Zealand register should dial 0800 835 7872 (within New Zealand) or +64 3 308 8887 (outside New Zealand).

Important Note

It is anticipated that shareholders who participate in the Buy-Back and who acquire their Telstra shares after 8 October 2003 may not be entitled to a tax offset and franking credit. This is on the basis that the Buy-Back Price and any scale back will be determined no earlier than 23 November 2003.

Some participating shareholders who have acquired their Telstra shares on or before this date may also be denied the benefit of the tax offsets and franking credits, depending on their own particular circumstances.

Shareholders should seek advice as to the taxation consequences for them of participating in the Buy-Back.

Media Enquiries
Stephen Morrison
Media Relations Manager
Phone: 03 9634 5611 or 0417 053 501

Telstra

Telstra Corporation Limited
Off-Market Share Buy-Back

Dr Ziggy Switkowski, Chief Executive Officer

John Stanhope, Chief Financial Officer

Agenda

- Questions?

Telstra

Overview

Target amount

- $800m to $1,000m target
- actual may be less, depending on conditions, tenders lodged

Tender range, composition

- $4.20 to $5.40 range
- fixed $1.50 capital component, balance is fully franked dividend

Price choice

- Nominate specified price within range, and/or accept final Buy-Back Price, which will be lowest that allows desired capital repurchase

Lodgement

- 3 week tender period
- Monday 3 November to Friday 21 November

Telstra

Tender Range

$4.20 to $5.40

7 specified prices, 20c intervals

- lodge at any specified price, or as Final Price Tender
- Final Price Tender is 'retail friendly'; shareholder can simply sell at Buy-Back Price, as determined under the tender process

Tender Range

$5.40 – $4.20 represents 11.8% premium / 13.0% discount

Relative to the $4.83 closing price on Thursday, 2 October 2003

Buy-Back Price

Calculation

The Buy-Back Price will be the lowest price in the range that enables Telstra to purchase the amount of capital it determines to buy back

Composition

- $1.50 capital component, and
- fully franked dividend component for the balance

Announcement

ASX announcement as soon as possible after the close of the Buy-Back, but no later than Tuesday, 25 November 2003

Tender Rules

Eligibility

- Registered holders as at Friday, 17 October 2003
- Some additional rules for TESOP shares

Acceptance

- All successful tenderers will receive the same Buy-Back Price
- Only shares tendered at or below the Buy-Back Price will be bought back
- Tenders at the Buy-Back Price may be subject to scale back
- Shares tendered above the Buy-Back Price will not be bought back

Scale-back

- Shares tendered at the Buy-Back Price will be subject to scale-back if supply exceeds Telstra's requirements at and below that price

Telstra

Rationale

Active Capital Management

- Part of a wider ongoing capital management program
- Able to do this because of strong balance sheet and cash flows
- Ability to meet capital commitments not impaired
- Flexibility to undertake acquisitions not affected
- Has benefits for all shareholders, whether or not they participate

EPS and ROE enhancing

Distributes franking credits

Optimises capital structure

Flexibility will be maintained

Part of an ongoing program

Core Financial Priority is Free Cash Flow

Operational excellence	• Improved EBITDA/EBIT Margin • Tight capex management • Customer satisfaction
Accretive acquisitions	• EPS accretive by year two, ROIC • Operational control • Incremental in size
Target parameters	• Gross & Net Debt to Gross & Net Debt to Equity • EBITDA/Net Interest • Discretionary cash flow to net debt
Increase in long-term shareholder value	• Improve Return on Equity and EPS • Strong balance sheet settings • Active Capital Management

... in line with Target parameters allow capital return


Gearing- Gross Debt
%
60
50
40
30
45-50% target
1998
1999
2000
2001
2002
2003
2003*
Year Ended
Weaker
Stronger


Gearing- Net Debt
%
60
50
40
30
40-45% target
1998
1999
2000
2001
2002
2003
2003*
Year Ended
Weaker
Stronger


Times
Interest Cover- EBITDA/Interest Expense
15
10
5
Target greater than 10 times
1998
1999
2000
2001
2002
2003
Year Ended
Stronger
Weaker


%
Discretionary Net Cash flow to Net Debt
20
15
10
5
0
-5
-10
0-10% target
1998
1999
2000
2001
2002
2003
Year Ended
Stronger
Weaker

Telstra

*2003 Pro forma – assumes Buy-Back funded by $500m liquid assets and $500m short term funding facilities

Impact on Telstra

Funded from liquid assets and short term funding facilities
Will not prejudice ability to take advantage of profitable opportunities

Gearing and interest cover	• Remains within preferred financial parameters
Enhanced EPS and ROE	• Buy-Back expected to enhance earnings per share and increase return on equity
Franking credits	• Dividend component of the Buy-Back Price will be fully franked by Telstra • After Buy-Back dividends expected to be fully franked for the foreseeable future

Telstra

Tax Implications

Specific to individuals

- Shareholders' cost base is relevant in determining any capital gain or loss
- Resident individuals and superfunds will generally be deemed to have sold their shares for $1.50
- Difference between Buy-Back Price and $1.50 will be a fully franked dividend
- Shareholders to seek their own advice

Availability of franking credits

- The Australian tax laws contain a number of rules which may deny shareholders in certain circumstances the benefit of franking credits and tax offsets arising from the dividend component of the Buy-Back Price
- These include the 45 day rule which generally requires that shares must be held at risk for a minimum of 45 days to qualify for the benefit of the franking credit or tax offset. An exemption to the 45 day rule may be available to certain taxpayers

Example Tax Implications

	Taxable income of Australian resident individual							
	$6,001-$21,600		$21,601-$52,000		$52,001-$62,500		$62,501+	
Per share analysis	18.5%		31.5%		43.5%		48.5%	
Income tax consequences								
Illustrative Buy-Back Price	$4.80		$4.80		$4.80		$4.80	
Less: capital proceeds	$1.50		$1.50		$1.50		$1.50	
Assumed frankable distribution	$3.30		$3.30		$3.30		$3.30	
Add: gross up for franking credits	$1.41		$1.41		$1.41		$1.41	
Assessable income	$4.71		$4.71		$4.71		$4.71	
Tax on assessable income	$(0.87)		$(1.48)		$(2.05)		$(2.28)	
Tax offset	$1.41		$1.41		$1.41		$1.41	
Net Tax Offset / (payable)	$0.54		$(0.07)		$(0.64)		$(0.87)	
Capital gains tax consequences								
Deemed capital proceeds	$1.50	$1.50	$1.50	$1.50	$1.50	$1.50	$1.50	$1.50
Less: illustrative cost base	$3.30	$7.40	$3.30	$7.40	$3.30	$7.40	$3.30	$7.40
Total capital loss on disposal	$(1.80)	$(5.90)	$(1.80)	$(5.90)	$(1.80)	$(5.90)	$(1.80)	$(5.90)
Reduction in capital gain which would arise on disposal of shares other than under the Buy-Back	$1.50	nil	$1.50	nil	$1.50	nil	$1.50	nil

(1) It is important to understand that the table is an example only and is based on a number of assumptions, including an assumed Buy-Back Price of $4.80 which may not be the actual Buy-Back Price. You should not rely on this price as being the Buy-Back Price. The tax consequences for an individual may be different because of their particular circumstances. Shareholders should therefore seek their own advice.

(2) The tax rate used includes the Medicare Levy. The precise tax effect of the Medicare Levy depends on the individual's own circumstances. It is assumed for simplicity that the Medicare Levy rate is 1.5%.

Commonwealth's Position

Decided not to participate

- as it would complicate the conduct of the Buy-Back

Supports Telstra's capital management program

- as a prudent, commercial response to strong balance sheet and cashflows

For more information, refer to Senator Nick Minchin's announcement of 4 September 2003

Participation Details

Personalised Tender Form sent to each eligible shareholder

Need to decide how many shares to sell (if any), and at what price(s)

All tenders to be received by 7pm Friday, 21 November 2003

Issuer Sponsored Holders	Complete, sign, forward to the Telstra Share Registry
CHESS Sponsored Holders	Contact controlling participant, who will process tender

NZ registered shareholders

- Must forward completed and signed tender form to Telstra's Share Registry in New Zealand

Telstra

Key Dates

Tenders to be received by the Telstra Share Registry by 7pm Friday, 21 November 2003

Ex-date for Buy-Back entitlement (ASX)	Monday, 13 October 2003
Buy-Back record date	Friday, 17 October 2003
Tender Period Opens	Monday, 3 November 2003
Tender Period Closes	Friday, 21 November 2003
Announcement of Buy-Back Price and number of shares bought back	no later than Tuesday, 25 November 2003
Dispatch / crediting of Buy-Back proceeds to successful shareholders by	Friday, 12 December 2003

45 Day Rule[1]

- Generally, shares acquired after 8 October 2003 will fail the 45 day rule

Buy-Back Booklet

- Dispatch expected to commence 23 October 2003

NZX

- Ex-date for Buy-Back entitlement on the NZX is Monday, 20 October 2003

(1) This assumes the Buy-Back allocation will not occur before 23 November 2003 and is based on discussions Telstra has had with the Australian Tax Office. A shareholder who has acquired shares on or before 8 October 2003 may still not be entitled to the franking credits. Shareholders should seek their own advice

Telstra

Questions?

Rule 3.8A

Appendix 3C

Announcement of buy-back
(*except* minimum holding buy-back)

Information and documents given to ASX become ASX's property and may be made public.

Introduced 1/9/99. Origin: Appendix 7B. Amended 13/3/2000, 30/9/2001

Name of entity	ABN
TELSTRA CORPORATION LIMITED	33 051 775 556

We (the entity) give ASX the following information.

Information about buy-back

1	Type of buy-back	Selective buy-back on equal access buy-back conditions (as modified).
2	+Class of shares which is the subject of the buy-back *(eg, ordinary/preference)*	Ordinary
3	Voting rights *(eg, one for one)*	One for one
4	Fully paid/partly paid *(and if partly paid, details of how much has been paid and how much is outstanding)*	Fully paid
5	Number of shares in the +class on issue	12,866,600,200
6	Whether shareholder approval is required for buy-back	No. An ASIC modification has been obtained pursuant to section 257D(4) of the Corporations Act 2001 (Cth).
7	Reason for buy-back	To enable the company to maintain a more efficient capital structure.

8	Any other information material to a shareholder's decision whether to accept the offer *(eg, details of any proposed takeover bid)*	See announcement released this morning (3 October 2003). Further information in relation to the buy-back will be contained in a buy-back booklet which will be sent to all eligible shareholders by 31 October 2003.

On-market buy-back

9	Name of broker who will act on the company's behalf	N/A
10	Deleted 30/9/2001.	N/A
11	If the company intends to buy back a maximum number of shares - that number Note: This requires a figure to be included, not a percentage.	N/A
12	If the company intends to buy back shares within a period of time - that period of time; if the company intends that the buy-back be of unlimited duration - that intention	N/A
13	If the company intends to buy back shares if conditions are met - those conditions	N/A

Employee share scheme buy-back

14	Number of shares proposed to be bought back	N/A
15	Price to be offered for shares	N/A

+ See chapter 19 for defined terms.

Selective buy-back

16	Name of person or description of class of person whose shares are proposed to be bought back	N/A
17	Number of shares proposed to be bought back	N/A
18	Price to be offered for shares	N/A

Equal access scheme

19	Percentage of shares proposed to be bought back	Up to approximately 2% of all shares on issue depending on the final buy-back price and the amount determined to be bought back by the company
20	Total number of shares proposed to be bought back if all offers are accepted	Up to approximately 260 million depending on the final buy-back price and the amount determined to be bought back by the company.
21	Price to be offered for shares	The price will be determined through a tender process (see announcement of 3 October 2003).
22	+Record date for participation in offer Cross reference: Appendix 7A, clause 9.	17 October 2003

Compliance statement

1. The company is in compliance with all Corporations Act requirements relevant to this buy-back.

2. There is no information that the listing rules require to be disclosed that has not already been disclosed, or is not contained in, or attached to, this form.

Sign here: [signature] Date: 3 October 2003
(Director/Company secretary)

Print name: Douglas Gration

== == == == ==

+ See chapter 19 for defined terms.